Exhibit 99.1

Civista Bancshares, Inc. Announces Fourth Quarter and Year-to-date 2023 Financial Results

Sandusky, Ohio, February 8, 2024 /PRNewswire/– Civista Bancshares, Inc. (NASDAQ:CIVB) (“Civista”) announced its unaudited financial results for the three and twelve month periods ending December 31, 2023.

Fourth quarter and year-to-date 2023 highlights:

•	Net income of $9.7 million, or $0.62 per diluted share, for the fourth quarter of 2023, compared to $12.1 million, or $0.77 per diluted share, for the fourth quarter of 2022.

•	Net income of $43.0 million, or $2.73 per diluted share, compared to $39.4 million, or $2.60 per diluted share, for the twelve months ended December 31, 2023 and 2022, respectively.

•	Cost of deposits of 179 basis points and total funding costs of 219 basis points for the quarter.

•	Based on the December 29, 2023 market close share price of $18.44, the $0.16 fourth quarter dividend is equivalent to an annualized yield of 3.47% and a dividend payout ratio of 25.81%.

“Overall, another solid quarter as we grew loans by $45.8 million. We also increased noninterest income and decreased our noninterest expense when compared to the linked quarter. This helped offset continued net interest margin pressure and allowed us to beat analyst’s consensus by four cents for the quarter” said Dennis G. Shaffer, CEO and President of Civista.

Results of Operations:

For the three-month periods ended December 31, 2023 and 2022

Net interest income decreased $2.5 million, or 7.7%, for the fourth quarter of 2023 compared to the same period of 2022. Interest income increased $9.2 million while interest expense increased $11.7 million. The increase in interest income was driven by both increases in rates and increases in volume. The increase in interest expense was driven by rate and volume as well, but also by a shift in the mix of funding sources.

Net interest margin decreased 57 basis points to 3.44% for the fourth quarter of 2023, compared to 4.01% for the same period a year ago.

The increase in interest income was due to increases in both yield and in asset volume. The 68 basis point increase in yield led to a $5.6 million increase in interest income, while the $249.7 million increase in average earning assets led to a $3.6 million increase in interest income. The increase in volume can be attributed to organic growth.

Interest expense increased $11.7 million, or 171.4%, for the fourth quarter of 2023, compared to the same period last year. The average rate paid on interest-bearing liabilities increased 167 basis points, while average interest-bearing liabilities increased $329.2 million. The increase in interest-bearing liabilities was primarily in brokered time deposits and short-term FHLB borrowings to fund growth. The increase in funding cost, as well as the shift in the funding mix, are driving the increase in interest.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Three Months Ended December 31,
	2023			2022
	Average balance	Interest	Yield/ rate*	Average balance	Interest	Yield/ rate*
Assets:
Interest-earning assets:
Loans and leases**	$2,805,995	$43,172	6.10%	$2,559,114	$34,495	5.35%
Taxable securities ***	352,186	2,901	2.85%	365,258	2,692	2.61%
Non-taxable securities ***	275,046	2,365	3.79%	264,869	2,190	3.65%
Interest-bearing deposits in other banks	16,117	161	3.96%	10,394	22	0.84%

Total interest-earning assets ***	$3,449,344	$48,599	5.52%	$3,199,635	39,399	4.84%

Noninterest-earning assets:
Cash and due from financial institutions	26,221			16,435
Premises and equipment, net	58,576			64,952
Accrued interest receivable	12,455			10,385
Intangible assets	134,867			132,516
Bank owned life insurance	55,441			53,378
Other assets	67,544			67,557
Less allowance for loan losses	(35,802)			(28,025)

Total Assets	$3,768,646			$3,516,833

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,345,199	$2,873	0.85%	$1,449,412	$582	0.16%
Time	817,961	10,532	5.11%	260,607	907	1.38%
Short-term FHLB borrowings	276,949	3,877	5.55%	258,254	2,517	3.87%
Long-term FHLB borrowings	2,458	14	2.26%	5,694	(5)	-0.35%
Other borrowings	543	8	5.85%	116,683	1,749	5.94%
Subordinated debentures	103,927	1,243	4.75%	103,784	1,081	4.13%
Repurchase agreements	—	—	0.00%	23,429	3	0.05%

Total interest-bearing liabilities	$2,547,037	$18,547	2.89%	$2,217,863	6,834	1.22%

Noninterest-bearing deposits	814,642			939,736
Other liabilities	69,101			59,725
Shareholders’ equity	337,866			299,509

Total Liabilities and Shareholders’ Equity	$3,768,646			$3,516,833

Net interest income and interest rate spread		$30,052	2.63%		$32,565	3.61%
Net interest margin ***			3.44%			4.01%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $629 thousand and $582 thousand for the periods ended December 31, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

Average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $91.0 million and $80.8 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

For the twelve-month periods ended December 31, 2023 and 2022

Net interest income increased $15.3 million, or 13.9%, compared to the same period in 2022.

Interest income increased $56.6 million, or 44.8%, for the twelve months of 2023. Average earning assets increased $351.6 million, resulting in an increase in interest income of $23.2 million. Average yields increased 119 basis points, resulting in an increase in interest income of $33.4 million. The increase in volume can be attributed to both organic growth and to the acquisitions during 2022 of Comunibanc Corp (“Comunibanc”) and Civista Leasing and Financing (“CLF”), formerly known as Vision Financial group (“VFG”).

Interest expense increased $41.3 million, or 258.8%, for the twelve months of 2023 compared to the same period of 2022. Average rates increased 159 basis points compared to 2022, resulting in $26.3 million of the increase in interest expense. Average interest-bearing liabilities increased $399.0 million, resulting in $15.0 million of the increase in interest expense.

Net interest margin increased 5 basis points to 3.70% for the twelve months of 2023, compared to 3.65% for the same period a year ago.

Average Balance Analysis

(Unaudited - Dollars in thousands)

	Twelve Months Ended December 31,
	2023			2022
	Average		Yield/	Average		Yield/
	balance	Interest	rate*	balance	Interest	rate*
Assets:
Interest-earning assets:
Loans**	$2,722,797	$160,755	5.90%	$2,286,928	$108,053	4.72%
Taxable securities ***	363,972	11,718	2.88%	341,600	9,123	2.49%
Non-taxable securities ***	282,678	9,282	3.79%	263,981	7,859	3.56%
Interest-bearing deposits in other banks	21,551	979	4.54%	146,849	1,120	0.76%

Total interest-earning assets ***	$3,390,998	$182,734	5.35%	$3,039,358	126,155	4.16%

Noninterest-earning assets:
Cash and due from financial institutions	39,219			84,777
Premises and equipment, net	58,456			34,577
Accrued interest receivable	11,499			8,650
Intangible assets	133,626			96,492
Bank owned life insurance	54,211			50,076
Other assets	63,152			50,765
Less allowance for loan losses	(33,814)			(27,721)

Total Assets	$3,717,347			$3,336,974

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand and savings	$1,356,789	$7,689	0.57%	$1,423,134	$1,442	0.10%
Time	578,243	26,066	4.51%	253,399	2,398	0.95%
Short-term FHLB borrowings	280,887	14,493	5.16%	66,875	2,566	3.84%
Long-term FHLB borrowings	2,909	66	2.27%	45,325	510	1.13%
Other borrowings	74,269	4,071	5.50%	91,985	5,243	5.70%
Subordinated debentures	103,873	4,849	4.67%	103,741	3,781	8.37%
Repurchase agreements	8,685	4	0.05%	22,293	11	0.05%

Total interest-bearing liabilities	$2,405,655	$57,238	2.38%	$2,006,752	15,951	0.79%

Noninterest-bearing deposits	917,005			937,890
Other liabilities	50,963			76,189
Shareholders’ equity	343,724			316,143

Total Liabilities and Shareholders’ Equity	$3,717,347			$3,336,974

Net interest income and interest rate spread		$125,496	2.97%		$110,204	3.37%
Net interest margin ***			3.70%			3.65%

* -

Average yields are presented on a tax equivalent basis. The tax equivalent effect associated with loans and investments, included in the yields above, was $2.5 million and $2.1 million for the periods ended December 31, 2023 and 2022, respectively.

** -	Average balance includes nonaccrual loans
*** -

2023 and 2022 average yield on investments were calculated by adjusting the average balances of taxable and nontaxable securities by unrealized losses of $71.0 million and $39.8 million, respectively. These adjustments were also made when calculating the yield on earning assets and the margin.

Provision for credit losses for the fourth quarter of 2023 was $2.3 million compared to $752 thousand for the fourth quarter of 2022, primarily related to loan and lease growth.

On January 1, 2023, Civista adopted CECL, which resulted in an adjustment to the reserve of approximately $4.3 million. For the twelve months ended December 31, 2023, provision for credit losses was $4.4 million, compared to $1.8 million for the same period of 2022. The reserve ratio increased to 1.30% as of December 31, 2023 from 1.08% at December 31, 2022.

The adoption of CECL also resulted in an additional $3.4 million reserve for unfunded commitments, which is reflected as a liability in the consolidated financial statements. Provision for unfunded commitments for the fourth quarter of 2023 was ($80) thousand and $515 thousand for the twelve months ended December 31, 2023. There was no provision for unfunded commitments during the twelve months of 2022.

For the fourth quarter of 2023, noninterest income totaled $8.8million, a decrease of $1.2 million, or 12.3%, compared to the prior year’s fourth quarter.

Noninterest income

(unaudited - dollars in thousands)

	Three months ended December 31,
	2023	2022	$ change	% change
Service charges	$1,749	$2,070	$(321)	-15.5%
Net gain/(loss) on equity securities	147	162	(15)	-9.3%
Net gain on sale of loans and leases	875	1,251	(376)	-30.1%
ATM/Interchange fees	1,654	1,509	145	9.6%
Wealth management fees	1,197	1,189	8	0.7%
Lease revenue and residual income	1,436	2,310	(874)	-37.8%
Bank owned life insurance	282	252	30	11.9%
Swap fees	475	247	228	92.3%
Other	1,008	1,074	(66)	-6.1%

Total noninterest income	$8,823	$10,064	$(1,241)	-12.3%

The decrease in service charge income of $321 thousand is primarily made up of a $249 thousand decrease in other business service charges related to our tax processing program as well as a $76 thousand decrease in consumer overdraft charges.

The net gain on sale of loans and leases decreased by $376 thousand compared to the same period last year. CLF generated a $579 thousand gain on the sale of $13.3 million in commercial loans and leases compared to a $923 thousand gain on the sale of $28 million for the same period last year. The sale of mortgage loans generated a $296 thousand gain on the sale of $14.3 million compared to a $328 thousand gain on the sale of $20.2 million for the same period in 2022.

Lease revenue and residual income contributed $1.4 million to noninterest income compared to $2.3 million for the same period of 2022, a decrease of $874 thousand. The decrease in lease revenue and residual income is attributable to a decrease in operating lease revenue.

Swap fees increased $228 thousand for the three months ended December 31, 2023 compared to the same period of 2022. The increase was due to an increase in volume driven by the rate environment.

For the twelve months ended December 31, 2023, noninterest income totaled $37.2 million, an increase of $8.1 million, or 27.8%, compared to the same period in the prior year.

Noninterest income

(unaudited - dollars in thousands)

	Twelve months ended December 31,
	2023	2022	$ change	% change
Service charges	$7,206	$7,074	$132	1.9%
Net gain on sale of securities	—	10	(10)	-100.0%
Net (loss) on equity securities	(21)	118	(139)	-117.8%
Net gain on sale of loans and leases	2,908	3,397	(489)	-14.4%
ATM/Interchange fees	5,880	5,499	381	6.9%
Wealth management fees	4,767	4,902	(135)	-2.8%
Lease revenue and residual income	7,595	2,310	5,285	228.8%
Bank owned life insurance	1,112	984	128	13.0%
Tax refund processing fees	2,375	2,375	—	0.0%
Swap fees	673	247	426	172.5%
Other	4,668	2,160	2,508	116.1%

Total noninterest income	$37,163	$29,076	$8,087	27.8%

The net gain on sale of loans and leases decreased by $489 thousand compared to the same period last year. CLF generated a $1.7 million gain on the sale of $46.2 million in commercial loans and leases as compared to a $923 thousand gain on the sale of $28 million during the fourth quarter of 2022. The sale of mortgage loans generated a $1.2 million gain on the sale of $56.8 million, compared to a $2.473 million gain on $127.8 million in volume for the same period of 2022.

Lease revenue and residual income increased $5.3 million due to the acquisition of CLF during the fourth quarter of 2022.

Swap fees increased $426 thousand compared to the same period of 2022. The increase was due to an increase in volume driven by the rate environment.

Other income increased as result of a $1.5 million fee collected associated with the renewal of the company’s contract with MasterCard. Other income also increased as result of $629 thousand in other noninterest income generated by the acquisition of Civista Leasing and Finance primarily attributable to interim rent.

For the fourth quarter of 2023, noninterest expense totaled $25.3 million, a decrease of $2.0 million, or 7.3%, compared to the prior year’s fourth quarter.

Noninterest expense

(unaudited - dollars in thousands)

	Three months ended December 31,
	2023	2022	$ change	% change
Compensation expense	$14,154	$14,407	$(253)	-1.8%
Net occupancy and equipment	4,170	4,649	(479)	-10.3%
Contracted data processing	512	889	(377)	-42.4%
Taxes and assessments	679	356	323	90.7%
Professional services	1,148	1,795	(647)	-36.0%
Amortization of intangible assets	384	406	(22)	-5.4%
ATM/Interchange expense	605	589	16	2.7%
Marketing	(190)	444	(634)	-142.8%
Software maintenance expense	1,178	993	185	18.6%
Other	2,673	2,773	(100)	-3.6%

Total noninterest expense	$25,313	$27,301	$(1,988)	-7.3%

Compensation expense decreased primarily due to reduction in expense accruals related to incentives, success sharing and SERP.

The decrease in occupancy and equipment expense is primarily due to a $192 thousand decrease in equipment depreciation and expense related to CLF. Additionally, equipment expense decreased $255 thousand due to a one-time adjustment to equipment expense in 2022.

Taxes and assessments increased due to an increase in the FDIC assessment rate charged.

Professional services decreased during the fourth quarter of 2023 compared to 2022 due to $635 thousand in acquisitions-related consulting and legal and audit fees expensed in 2022.

Marketing expense decreased $634 thousand compared to the same period in 2022 due to nonrecurring advertising and marketing efforts in new markets due to the acquisitions and the new branch opening in 2022.

The efficiency ratio was 64.1% for the quarter ended December 31, 2023, compared to 63.2% for the quarter ended December 31, 2022. The change in the efficiency ratio is primarily due to a decrease in noninterest income and in net interest income, partially offset by a decrease noninterest expense.

Civista’s effective income tax rate for the fourth quarter 2023 was 14.1% compared to 16.7% in 2022.

For the twelve months ended December 31, 2023, noninterest expense totaled $107.6 million, an increase of $17.1 million, or 18.9%, compared to the same period in the prior year.

Noninterest expense

(unaudited - dollars in thousands)

	Twelve months ended December 31,
	2023	2022	$ change	% change
Compensation expense	$58,291	$51,061	$7,230	14.2%
Net occupancy and equipment	16,480	9,771	6,709	68.7%
Contracted data processing	2,242	2,788	(546)	-19.6%
Taxes and assessments	3,663	2,772	891	32.1%
Professional services	4,952	5,388	(436)	-8.1%
Amortization of intangible assets	1,579	1,296	283	21.8%
ATM/Interchange expense	2,420	2,248	172	7.7%
Marketing	1,352	1,513	(161)	-10.6%
Software maintenance expense	4,167	3,433	734	21.4%
Other	12,465	10,223	2,242	21.9%

Total noninterest expense	$107,611	$90,493	$17,118	18.9%

Compensation expense increased primarily due to $6.2 million of expense related to the acquisition of CLF. Other increases related to salaries were a result of annual merit increases and add-to-staff positions as well as increases in employee insurance. The year-to-date average full time equivalent (FTE) employees were 531 at December 31, 2023, an increase of 50 FTEs over the same period in 2022.

The increase in occupancy and equipment expense is primarily due to a $6.1 million increase in equipment depreciation related to the acquisition of CLF.

Amortization of intangible assets increased $283 thousand in 2023 compared to 2022 related to the core deposit intangible associated with the acquisition of Comunibanc.

Software expense increased $734 thousand, primarily due to a $364 thousand increase attributable to the digital banking platform in 2023. Additionally, new software platforms, as well as other increases related to converting systems and regular increases in monthly software fees, led to an increase of $110 thousand.

The increase in other operating expense is primarily due to a $467 thousand increase in bad check loss expense, a $313 thousand provision for credit losses on unfunded commitments, and additional expenses related to CLF of $422 thousand. Business promotion, dues and subscriptions, travel & lodging and donations all increased as well.

The efficiency ratio was 65.2% for the twelve months ended December 31, 2023 compared to 64.0% for the twelve months ended December 31, 2022. The change in the efficiency ratio is primarily due to an increase in noninterest expense, partially offset by increases in net interest income and noninterest income.

Civista’s effective income tax rate was 15.1% for the twelve months ended December 31, 2023 and 16.2% for the twelve months ended December 31, 2022.

Balance Sheet

Total assets increased $222.0 million, or 6.1%, from December 31, 2022 to December 31, 2023, primarily due to growth in the loan portfolio.

End of period loan and lease balances

(unaudited - dollars in thousands)

	December 31, 2023	December 31, 2022	$ Change	% Change
Commercial and Agriculture	$304,793	$278,595	$26,198	9.4%
Commercial Real Estate:
Owner Occupied	377,322	371,148	6,174	1.7%
Non-owner Occupied	1,161,893	1,018,736	143,157	14.1%
Residential Real Estate	659,841	552,781	107,060	19.4%
Real Estate Construction	260,409	243,127	17,282	7.1%
Farm Real Estate	24,771	24,708	63	0.3%
Lease financing receivable	54,642	36,797	17,845	48.5%
Consumer and Other	18,056	20,774	(2,718)	-13.1%
Loan participations sold, reflected as secured borrowings	—	101,615	(101,615)	-100.0%

Total Loans	$2,861,727	$2,648,281	$213,446	8.1%

Loan and lease balances increased $213.4 million, or 8.1% since December 31, 2022 and $106.8 million, or 3.9% in the fourth quarter. Commercial growth is predominantly due to loan production from the leasing division and an increase in new commercial customers. The revolving line of credit balances in our portfolio continue to be less than forty percent advanced. Commercial Real Estate continued to grow due to consistent demand in the Non-owner Occupied category, especially in the multi-family area in the major Ohio metropolitan areas. Real Estate Construction has increased with consistent demand for more projects across the state of Ohio. The undrawn construction availability continues to be near all-time highs. Residential Real Estate has grown with continued new production in our Community Reinvestment Act (“CRA”) product, more home construction loans, and more on balance sheet ARM products in this continued higher rate environment. At December 31, 2022, certain participated loan agreements contained restrictive language that precluded sales accounting treatment. During the third quarter of 2023, these agreements were amended with language that met derecognition conditions, signed and returned by our customers, thus qualifying for sales accounting treatment. The balances of such agreements were revised and accounted for as secured borrowings as of December 31, 2022. In addition, interest income and expense were also revised during the time derecognition conditions were not met.

Deposits

Total deposits increased $365.0 million, or 13.9%, from December 31, 2022 to December 31, 2023.

End of period deposit balances

(unaudited - dollars in thousands)

	December 31, 2023	December 31, 2022	$ Change	% Change
Noninterest-bearing demand	$771,699	$896,333	$(124,634)	-13.9%
Interest-bearing demand	449,449	527,879	(78,430)	-14.9%
Savings and money market	863,067	876,427	(13,360)	-1.5%
Time deposits	900,813	319,345	581,468	182.1%

Total Deposits	$2,985,028	$2,619,984	$365,044	13.9%

The decrease in noninterest-bearing demand of $124.6 million was primarily due to a $76.8 million decrease in noninterest-bearing business accounts and $35.2 million noninterest-bearing personal accounts. The $78.4 million decrease in interest-bearing demand deposits was primarily due to a $41.6 million decrease in interest-bearing public fund accounts, an $18.6 million decrease in interest-bearing business accounts and a $10.3 million decrease in Jumbo NOW accounts. The decrease in savings and money market was primarily due to a $73.5 million decrease in statement savings, an $15.1 million decrease in corporate savings, a $36.7 million decrease in personal money markets, partially offset by a $58.9 million increase in brokered money market accounts, a $41.7 million increase in business money market accounts and a $12.6 million increase in public money market accounts. The increase in time certificates was primarily due to a $454.5 million increase in brokered time deposits. In addition, Jumbo time certificates increased $86.1 million and retail time certificates increased $44.8 million.

FHLB overnight advances totaled $338.0 million on December 31, 2023, down from $393.7 million on December 31, 2022. FHLB term advances totaled $2.4 million on December 31, 2023, down from $3.6 million on December 31, 2022.

Stock Repurchase Program

During the twelve months of 2023, Civista repurchased 84,230 shares for $1.5 million at a weighted average price of $17.77 per share. We have approximately $12.0 million remaining of the current $13.5 million repurchase authorization. The current repurchase plan will expire in May 2024. In January, Civista liquidated 5,620 shares held by employees, at $21.52 per share, to satisfy tax obligations stemming from vesting of restricted shares.

Shareholders’ Equity

Total shareholders’ equity increased $37.2 million from December 31, 2022 to December 31, 2023, primarily due to a $27.3 million increase in retained earnings and to a $10.5 million decrease in accumulated other comprehensive loss.

Asset Quality

Civista recorded net losses of $979 thousand for the twelve months of 2023 compared to net recoveries of $118 thousand for the same period of 2022. The allowance for credit losses to loans ratio was 1.30% at December 31, 2023 and 1.08% at December 31, 2022.

Allowance for Credit Losses

(dollars in thousands)

	Twelve months ended December 31,
	2023	2022
Beginning of period	$28,511	$26,641
CECL adoption adjustments	5,193	—
Charge-offs	(1,431)	(222)
Recoveries	452	340
Provision	4,435	1,752

End of period	$37,160	$28,511

Allowance for Unfunded Commitments

(dollars in thousands)

	Twelve months ended December 31,
	2023	2022
Beginning of period	$—	$—
CECL adoption adjustments	3,386
Charge-offs	—	—
Recoveries	—	—
Provision	515	—

End of period	$3,901	$—

Non-performing assets at December 31, 2023 were $15.1 million, a 38.7% increase from December 31, 2022. The non-performing assets to assets ratio was 0.30% at December 31, 2023 and 0.31% at December 31, 2022. The allowance for credit losses to non-performing loans decreased from 261.45% at December 31, 2022 to 245.67% at December 31, 2023.

Non-performing Assets

(dollars in thousands)

	December 31, 2023	December 31, 2022
Non-accrual loans	$12,467	$7,890
Restructured loans	2,659	3,015

Total non-performing loans	15,126	10,905
Other Real Estate Owned	—	—

Total non-performing assets	$15,126	$10,905

Conference Call and Webcast

Civista Bancshares, Inc. will also host a conference call to discuss the Company’s financial results for the fourth quarter of 2023 at 1:00 p.m. ET on Thursday, February 8, 2024. Interested parties can access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.civb.com. Participants can also listen to the conference call by dialing 800-836-8184 and ask to join the Civista Bancshares, Inc. fourth quarter 2023 earnings call. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.

An archive of the webcast will be available for one year on the Investor Relations section of the Company’s website (www.civb.com).

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Civista. For these statements, Civista claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Civista, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Civista’ reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Civista’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and any additional risks identified in the Company’s subsequent Form 10-Q’s. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Civista does not undertake, and specifically disclaims any obligation, to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Civista Bancshares, Inc., is a $3.9 billion financial holding company headquartered in Sandusky, Ohio. Its primary subsidiary, Civista Bank, was founded in 1884 and provides full-service banking, commercial lending, mortgage, and wealth management services. Today, Civista Bank operates 43 locations across Ohio, Southeastern Indiana and Northern Kentucky. Civista Leasing & Finance, a division of Civista Bank, offers commercial equipment leasing services for businesses nationwide. Civista Bancshares’ common shares are traded on the NASDAQ Capital Market under the symbol “CIVB”. Learn more at www.civb.com.

For additional information, contact:

Dennis G. Shaffer

CEO and President

Civista Bancshares, Inc.

888-645-4121

Civista Bancshares, Inc.

Financial Highlights

(Unaudited, dollars in thousands, except share and per share amounts)

Consolidated Condensed Statement of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Interest income	$48,599	$39,399	$182,734	$126,155
Interest expense	18,547	6,834	57,238	15,951

Net interest income	30,052	32,565	125,496	110,204
Provision for credit losses	2,325	752	4,435	1,752

Net interest income after provision	27,727	31,813	121,061	108,452
Noninterest income	8,823	10,064	37,163	29,076
Noninterest expense	25,313	27,301	107,611	90,493

Income before taxes	11,237	14,576	50,613	47,035
Income tax expense	1,582	2,428	7,649	7,608

Net income	9,655	12,148	42,964	39,427
Dividends paid per common share	$0.16	$0.14	$0.61	$0.56
Earnings per common share
Basic
Net income	$9,655	$12,148	$42,964	$39,427

Less allocation of earnings and dividends to participating securities	362	54	1,585	177

Net income available to common shareholders - basic	$9,293	$12,094	$41,379	$39,250

Weighted average common shares outstanding	15,695,978	15,717,439	15,734,624	15,162,033
Less average participating securities	588,625	70,179	579,857	68,043

Weighted average number of shares outstanding used to calculate basic earnings per share	15,107,353	15,647,260	15,154,767	15,093,990

Earnings per common share
Basic	$0.62	$0.77	$2.73	$2.60
Diluted	0.62	0.77	2.73	2.60
Selected financial ratios:
Return on average assets	1.02%	1.37%	1.16%	1.18%
Return on average equity	11.34%	16.09%	12.50%	12.47%
Dividend payout ratio	25.81%	18.11%	22.34%	21.54%
Net interest margin (tax equivalent)	3.44%	4.01%	3.69%	3.65%

Selected Balance Sheet Items

(Dollars in thousands, except share and per share amounts)

	December 31, 2023	December 31, 2022
	(unaudited)	(unaudited)
Cash and due from financial institutions	$60,406	$43,361
Investment in time deposits	1,225	1,477
Investment securities	620,441	617,592
Loans held for sale	1,725	683
Loans	2,861,728	2,648,281
Less: allowance for credit losses	(37,160)	(28,511)

Net loans	2,824,568	2,619,770
Other securities	29,998	33,585
Premises and equipment, net	56,769	64,018
Goodwill and other intangibles	135,028	136,454
Bank owned life insurance	61,335	53,543
Other assets	69,923	68,962

Total assets	$3,861,418	$3,639,445

Total deposits	$2,985,028	$2,619,984
Federal Home Loan Bank advances - short term	338,000	393,700
Federal Home Loan Bank advances - long term	2,392	3,578
Securities sold under agreements to repurchase	—	25,143
Subordinated debentures	103,943	103,799
Other borrowings	9,859	15,516
Secured borrowings	—	101,615
Securities purchased payable	—	1,338
Tax refunds in process	2,885	278
Accrued expenses and other liabilities	47,309	39,658
Total shareholders’ equity	372,002	334,836

Total liabilities and shareholders’ equity	$3,861,418	$3,639,445

Shares outstanding at period end	15,695,424	15,728,234
Book value per share	$23.70	$21.29
Equity to asset ratio	9.63%	9.20%
Selected asset quality ratios:
Allowance for loan losses to total loans	1.30%	1.08%
Non-performing assets to total assets	0.39%	0.30%
Allowance for loan losses to non-performing loans	245.67%	261.45%
Non-performing asset analysis
Nonaccrual loans	$12,467	$7,890
Restructured loans	2,659	3,015
Other real estate owned	—	—

Total	$15,126	$10,905

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

End of Period Balances	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Assets
Cash and due from banks	$60,406	$50,316	$41,354	$52,723	$43,361
Investment in time deposits	1,225	1,472	1,719	1,721	1,477
Investment securities	620,441	595,508	619,250	629,829	617,592
Loans held for sale	1,725	1,589	3,014	1,465	683
Loans and leases	2,861,728	2,759,771	2,728,390	2,681,180	2,648,281
Allowance for credit losses	(37,160)	(35,280)	(35,149)	(34,196)	(28,511)

Net Loans	2,824,568	2,724,491	2,693,241	2,646,984	2,619,770
Other securities	29,998	34,224	28,449	35,383	33,585
Premises and equipment, net	56,769	58,989	60,899	61,895	64,018
Goodwill and other intangibles	125,520	134,998	135,406	135,808	136,454
Bank owned life insurance	61,335	54,053	53,787	53,796	53,543
Other assets	79,431	82,157	70,971	66,068	68,962

Total Assets	$3,861,418	$3,737,797	$3,708,090	$3,685,672	$3,639,445

Liabilities
Total deposits	$2,985,028	$2,795,743	$2,942,774	$2,843,516	$2,619,984
Federal Home Loan Bank advances - short term	338,000	431,500	142,000	212,000	393,700
Federal Home Loan Bank advances - long term	2,392	2,573	2,859	3,361	3,578
Securities sold under agreement to repurchase	—	—	6,788	15,631	25,143
Subordinated debentures	103,943	103,921	103,880	103,841	103,799
Other borrowings	9,859	10,964	12,568	13,938	15,516
Secured borrowings	—	4,881	92,110	101,114	101,615
Securities purchased payable	—	1,755	—	—	1,338
Tax refunds in process	2,885	493	7,208	5,752	278
Accrued expenses and other liabilities	47,309	53,222	48,027	38,822	39,658

Total liabilities	3,489,416	3,405,052	3,358,214	3,337,975	3,304,609
Shareholders’ Equity
Common shares	311,166	310,975	310,784	310,412	310,182
Retained earnings	183,788	176,644	168,777	161,110	156,493
Treasury shares	(75,422)	(75,412)	(73,915)	(73,915)	(73,794)
Accumulated other comprehensive loss	(47,530)	(79,462)	(55,770)	(49,910)	(58,045)

Total shareholders’ equity	372,002	332,745	349,876	347,697	334,836
Total Liabilities and Shareholders’ Equity	$3,861,418	$3,737,797	$3,708,090	$3,685,672	$3,639,445

Quarterly Average Balances
Assets:
Earning assets	$3,449,344	$3,443,226	$3,354,967	$3,313,285	$3,199,635
Securities	645,202	645,202	658,515	655,987	630,127
Loans	2,805,995	2,742,736	2,689,515	2,649,901	2,559,114
Liabilities and Shareholders’ Equity
Total deposits	$2,977,802	$2,946,849	$2,817,712	$2,654,356	$2,649,755
Interest-bearing deposits	$2,163,160	1,966,014	1,912,955	1,692,470	1,710,019
Other interest-bearing liabilities	383,877	178,614	471,837	616,505	507,844
Total shareholders’ equity	337,866	348,209	347,647	341,159	299,509

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Income statement	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Total interest and dividend income	$48,599	$46,601	$44,609	$42,925	$39,399
Total interest expense	18,547	15,097	13,270	10,324	6,834

Net interest income	30,052	31,504	31,339	32,601	32,565
Provision for loan losses	2,325	630	861	620	752
Noninterest income	8,823	8,125	9,149	11,068	10,064
Noninterest expense	25,313	26,752	27,913	27,633	27,301

Income before taxes	11,237	12,247	11,714	15,416	14,576
Income tax expense	1,582	1,860	1,680	2,528	2,428

Net income	$9,655	$10,387	$10,034	$12,888	$12,148

Per share data
Earnings per common share
Basic
Net income	$9,655	$10,387	$10,034	$12,888	$12,148
Less allocation of earnings and dividends to participating securities	362	389	374	453	432

Net income available to common shareholders - basic	$9,293	$9,998	$9,660	$12,435	$11,716
Weighted average common shares outstanding	15,695,978	15,735,007	15,775,812	15,732,092	15,717,439
Less average participating securities	588,625	588,715	588,715	552,882	559,596

Weighted average number of shares outstanding used to calculate basic earnings per share	15,107,353	15,146,292	15,187,097	15,179,210	15,157,843

Earnings per common share
Basic	$0.62	$0.66	$0.64	$0.82	$0.77
Diluted	0.62	0.66	0.64	0.82	0.77
Common shares dividend paid	$2,511	$2,521	$2,367	$2,201	$2,202
Dividends paid per common share	0.16	0.16	0.15	0.14	0.14

Supplemental Financial Information

(Unaudited - dollars in thousands except share data)

	Three Months Ended
Asset quality	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Allowance for credit losses:
Beginning of period	$35,280	$35,251	$34,196	$28,511	$27,773
CECL adoption adjustments	—	—	—	5,193	—
Charge-offs	(577)	(666)	(14)	(175)	(58)
Recoveries	132	65	208	47	44
Provision	2,325	630	861	620	752

End of period	$37,160	$35,280	$35,251	$34,196	$28,511

Allowance for unfunded commitments:
Beginning of period	$3,981	$3,851	$3,587	$—	$—
CECL adoption adjustments	—	—	—	3,386	—
Charge-offs	—	—	—	—	—
Recoveries	—	—	—	—	—
Provision	(80)	130	264	201	—

End of period	$3,901	$3,981	$3,851	$3,587	$—

Ratios
Allowance to total loans	1.30%	1.28%	1.29%	1.28%	1.08%
Allowance to nonperforming assets	245.66%	308.52%	327.05%	345.91%	261.45%
Allowance to nonperforming loans	245.66%	308.52%	327.05%	345.82%	261.45%
Nonperforming assets
Nonperforming loans	$15,126	$11,435	$10,747	$9,860	$10,905
Other real estate owned	—	—	—	26	—

Total nonperforming assets	$15,126	$11,435	$10,747	$9,886	$10,905
Capital and liquidity
Tier 1 leverage ratio	8.75%	8.73%	8.69%	8.42%	8.69%
Tier 1 risk-based capital ratio	10.72%	10.82%	10.71%	10.50%	10.43%
Total risk-based capital ratio	14.45%	14.60%	14.49%	14.31%	14.05%
Tangible common equity ratio (1)	6.36%	5.49%	6.00%	5.96%	5.66%

(1)	See reconciliation of non-GAAP measures at the end of this press release.

Reconciliation of Non-GAAP Financial Measures

(Unaudited - dollars in thousands except share data)

	Three Months Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022
Tangible Common Equity
Total Shareholder’s Equity - GAAP	$372,012	$332,745	$349,876	$347,697	$334,835
Less: Goodwill and intangible assets	135,028	134,998	135,406	135,808	136,454

Tangible common equity (Non-GAAP)	$236,984	$197,747	$214,470	$211,889	$198,381
Total Shares Outstanding	15,695,424	15,695,997	15,780,227	15,732,092	15,728,234
Tangible book value per share	$15.10	$12.60	$13.59	$13.47	$12.61
Tangible Assets
Total Assets - GAAP	$3,861,418	$3,737,797	$3,708,090	$3,688,232	$3,639,445
Less: Goodwill and intangible assets	135,028	134,998	135,406	135,808	136,454

Tangible assets (Non-GAAP)	$3,726,390	$3,602,799	$3,572,684	$3,552,424	$3,502,991
Tangible common equity to tangible assets	6.36%	5.49%	6.00%	5.96%	5.66%